Exhibit 3.39

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:23 AM 04/15/2004
FILED 11:20 AM 04/15/2004
SRV 040275957 - 3790698 FILE

CERTIFICATE OF INCORPORATION

OF

RW Holding Corp.

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

1.                                       The name of the corporation is RW Holding Corp. (the “Corporation”).

2.                                       The registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.  The name of the registered agent at such address is The Corporation Trust Company.

3.                                       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4.                                       The name and address of the Incorporator is Douglas E. Bacon, Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017.

5.                                       The Board of Directors of the Corporation, acting by majority vote, is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation.

6.                                       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

7.                                       Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article Seven shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

8.                                       The total number of shares of stock that the Corporation is authorized to issue is 100 shares of which 100 of said shares shall be designated Common Stock, par value $0.01 per share.

******

IN WITNESS WHEREOF THE UNDERSIGNED, being the incorporator for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this Certificate of Incorporation on April 15, 2004.

/s/ Douglas E. Bacon
Douglas E. Bacon
Sole Incorporator